Exhibit 10.10

                              EMPLOYMENT AGREEMENT

                This Agreement made as of April 1, 2004 between:

                           Strategy Insurance Limited
    A corporation incorporated under the laws of Barbados (the "Corporation")

                                     - and -

                                  Lennox Gibbs

                                (the "Employee")

RECITALS

      A. The Corporation is engaged in the business of insurance and financial services;

      B. The Corporation wishes to employ Employee upon the terms and conditions hereinafter set forth;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties agree as follows:

SECTION 1 - EMPLOYMENT

1.1   Position

      The Corporation shall employ Employee as its Managing Director. As such, he shall be subject to the direction and control of the Board of Directors of the Corporation ("the Board"), or such person designated by the Board. He shall oversee the administration and operation of the Corporation with all the authority normally possessed and exercised in such a position and shall perform such other duties and functions as shall be reasonably prescribed from time to time by the Board or it's designate.

1.2   Place of Employment

      Place of employment shall be at the Corporation's offices in Barbados, West Indies.

SECTION 2 - COMMENCEMENT DATE

2.1   Commencement Date

      Employment with the Corporation as Managing Director shall commence on April 1, 2004 (the "Commencement Date") and continue until terminated in accordance with the termination provisions contained herein.

SECTION 3 - REMUNERATION AND BENEFITS

3.1   Salary

      The Corporation shall pay the Managing Director a salary of $120,000 USD per annum. Such salary shall be payable in substantially equal semi-monthly installments in arrears and shall be subject to applicable statutory deductions. The Board will review the performance of his duties and his salary annually.

3.2   Bonus

      In addition to his annual salary, the Managing Director will be eligible for an annual bonus, at the discretion of the Board, based on the performance of the Corporation and on the Managing Director's performance in each year of his employment.

3.3   Benefits

      The Managing Director shall be entitled to participate in all health, disability, death and other employee benefit plans and programs of the Corporation as may be in place and as the same may be amended from time to time.

      In addition, he shall be entitled to an automobile allowance of up to $750 USD (seven hundred and fifty United States dollars) per month during the term of his employment.

3.4   Vacation

      The Managing Director shall be entitled to 3 weeks paid vacation each year of his employment. He shall take his vacation at a time or times reasonable for each of the Corporation and he as mutually agreed.

3.5   Expenses

      The Corporation shall reimburse the Managing Director for all reasonable entertainment, travel and other business expenses properly incurred by him in the course of his employment with the Corporation, upon providing appropriate receipts verifying such expenses and in accordance with its expense reimbursement policies and procedures set out by the Board.

SECTION 4 - EMPLOYEE'S COVENANTS

4.1   Confidential Information

      Employee acknowledges that, by reason of his employment with the Corporation, he will have access to confidential information. Employee agrees that, during and after his employment with the Corporation, he will not disclose, except in the proper course of his employment with the Corporation, or as required by law, or use for his personal gain or benefit, any confidential information acquired by him by reason of his employment with the Corporation.

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

4.2   Non-competition

      Employee acknowledges and agrees that knowledge and experience acquired during employment at the Corporation shall be used exclusively in the furtherance of the business of the Corporation and not in any way detrimental to it. Employee shall not, either during his employment or for a period of one year following termination of his employment for any reason, directly or indirectly on his own behalf or on behalf of anyone else, sell advise on the sale of any products or services which are the same or similar to or in competition with the products or services sold by the Corporation.

4.3   Non-solicitation

      Employee shall not, either during his employment or for a period of one year following termination of his employment for any reason, directly or indirectly on his own behalf or on behalf of anyone else, solicit any customers of the Corporation for the purpose of selling to those customers any products which are the same or similar to or in competition with the products sold by the Corporation.

      Employee shall not, either during his employment or for a period of one year following termination of his employment for any reason, directly or indirectly on his own behalf or on behalf of anyone else, solicit any employee of the Corporation to leave his employment with the Corporation.

4.4   Return of Property

      Upon the cessation of his employment with the Corporation for whatever reason, Employee shall deliver promptly to the Corporation all books, documents, materials and other property of the Corporation that are in his possession, charge, control or custody and shall not keep copies of the same.

4.5   Breach of Obligations

      Employee acknowledges that a breach or threatened breach of his obligations under Sections 4.2, 4.3 and 4.4 would result in irreparable harm to the Corporation that could not be calculated or adequately compensated by recovery of damages alone. Employee therefore agrees that the Corporation shall be entitled to interim or permanent injunctive relief, specific performance and other equitable remedies.

SECTION 5 - TERMINATION

5.1   Termination Without Cause

      The Corporation at its absolute discretion may terminate Employee's employment at any time without cause. In the event of termination by the Corporation without cause the Corporation shall provide to him severance payments as follows:

      (a) an amount equal to three months' base salary, less applicable statutory deductions to be paid by periodic payments at the ordinary time and in the ordinary manner should he be terminated prior to or on the first anniversary of the Commencement Date, or


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      (b)   an amount equal to six months' base salary, less applicable statutory deductions to be paid by periodic payments at the ordinary time and in the ordinary manner should he be terminated after the second anniversary of his Commencement Date.

            In addition, participation in any group health benefit plan in which he is enrolled at the time of termination will be maintained for a period of eight weeks.

            The parties agree that the provision of severance payments shall constitute full and final satisfaction of any claim and entitlement which Employee may have against the Corporation, arising from or related to the termination of his employment, whether such claim or entitlement arises under statute, contract, common law or otherwise.

5.2   Termination With Cause

      The Corporation may terminate Employee's employment at any time with cause without notice or severance payments to him.

5.3   Termination by Employee

      Employee may resign his employment at any time upon providing the Corporation with at least 90 days' notice of his intention to resign. The Corporation may at its absolute discretion waive notice of resignation provided that it provide to Employee an amount equal to eight weeks base salary, less applicable statutory deductions should the Corporation waive entitlement to notice of resignation.

SECTION 6 - GENERAL

6.1   Notices

      Unless otherwise specified, all notices provided under this Agreement must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by fax to the party as follows:

      If to the Corporation:
      Name:       Stephen Stonhill
      Address:    100 Scarsdale Road, Suite 200, North York, Ontario, M3B 2R8
      Fax No.:    (416) 391-1445

      If to Employee:
      Name:       Lennox Gibbs
      Address:    Sagicor Corporate Centre
                  Widley, St Michael
                  Barbados, West Indies

      Or to any other address, fax number or Person that the party designates.

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6.2   Assignment

      The Corporation may assign this Agreement without obtaining the consent of Employee. He may not assign this Agreement. This Agreement inures to the benefit of and binds the parties and their respective successors and permitted assigns.

6.3   Governing Law

      This Agreement shall be governed by and interpreted in accordance with the laws of the province of Ontario and the courts of Ontario shall have exclusive jurisdiction with respect to any disputes that arise herein.

6.4   Survival of Agreement

      The provisions of Sections 4.2, 4.3 and 4.4 hereof shall survive and remain in effect notwithstanding the termination of Employee's employment or any finding that his employment with the Company has been improperly terminated.

6.5   Entire Agreement

      This Agreement constitutes the entire agreement between the parties with respect to Employee's employment by the Corporation and supersedes all prior agreements and understandings, oral or written. Any modification of this Agreement shall be ineffective unless in writing and signed by both parties.

6.6   Severability

      Any provision of this Agreement that is invalid or unenforceable shall not affect any other provision and shall be deemed to be severable.

      The parties have executed this Agreement as of the date first above-written.

      Strategy Insurance Limited:

      Per: /s/ Steven Stonhill Title: CEO and President
         ---------------------
          Steven Stonhill

      I have authority to bind the Corporation.


         /s/ Lennox Gibbs
         -----------------
         Lennox Gibbs


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